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                                                                    EXHIBIT 7(z)

JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH: 303-333-3863
www.janus.com

                            FORM OF LETTER AGREEMENT

July 31, 2001


Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Investment Fund (the "Trust") has changed the name of Janus Equity Income Fund to Janus Core Equity Fund (the "Fund") effective July 31, 2001. The Trust requests confirmation that all references to "Janus Equity Income Fund" in the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Core Equity Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
   -----------------------------------
      Kelley Abbott Howes
      Vice President

STATE STREET BANK AND TRUST COMPANY


By:
   -----------------------------------


Agreed to this 31st day of July, 2001.

cc:      Bonnie M. Howe
         Glenn O'Flaherty
         Christine Scheel